Exhibit 1.01

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Section 1: Introduction and Group overview

Section 1.1: Introduction

This is the Conflict Minerals Report of CRH public limited company (herein referred to as “CRH”, the “Group”, “we”, “us”, or “our”) for calendar year 2021 (“Reporting Year 2021”) in accordance with Section 13(p) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13p-1 thereunder (“Rule 13p-1”). Conflict minerals are defined by the Securities and Exchange Commission (“SEC”) as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (“3TG” or “conflict minerals”). Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (such minerals are referred to as “necessary conflict minerals”), excepting conflict minerals that, prior to January 31, 2013, were located “outside the supply chain” (as defined by Form SD). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with “DRC”, collectively defined as the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence in order to determine if the necessary conflict minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries. Terms used in this report which are not defined herein have the meanings set forth in Form SD.

Section 1.2: Group overview

CRH is the leading building materials business in the world. Our footprint spans 28 countries, employing c. 77,400 people at over 3,200 operating locations in 2021. CRH is the largest building materials business in North America and Europe and also has regional positions in Asia. A Fortune 500 company, CRH is a constituent member of the FTSE 100 Index, the EURO STOXX 50 Index and the ISEQ 20. CRH’s American Depositary Shares (ADSs) are listed on the New York Stock Exchange (NYSE).

Our materials, value-added products and integrated building solutions play an important role in shaping a more sustainable built environment. CRH is ranked among sector leaders by leading Environmental, Social and Governance (ESG) rating agencies and is a constituent member of indices including the MSCI Leaders ESG Indexes, FTSE4Good Index, the STOXX® Global ESG Leaders Index and the Dow Jones Sustainability Index (DJSI) Europe as well as a long-term participant in CDP. In addition, many of our operating companies have achieved awards for excellence in sustainability.

CRH manufactures and supplies a range of integrated building materials, products and innovative end-to-end solutions which can be found throughout the built environment in a wide range of construction projects from major public infrastructure to commercial buildings and residential homes. By combining our materials, products and services, including recycled end-of-life materials, into integrated solutions that enable faster, more sustainable construction, CRH is uniquely positioned to meet the needs of its customers and address evolving trends in global construction markets.

CRH’s Americas Materials and Europe Materials Divisions produce and supply a broad range of materials for use in construction projects including aggregates, cement, asphalt, readymixed concrete, concrete products and lime. In certain markets we also provide paving and construction services.

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

The Group’s Building Products Division is a leading manufacturer and supplier of high value-added, building products for use primarily in both residential and non-residential construction projects globally. The Division operates across 19 countries and is comprised of four strategic product platforms: Architectural Products, Building Envelope, Infrastructure Products and Construction Accessories (operating under the Leviat brand).

On 28 February 2022, the Group entered into a binding agreement to divest of its Building Envelope business. The transaction closed in April 2022.

CRH has identified over the last nine years that a small portion of our product portfolio includes components which contain 3TG and this has minimal impact on our supply chain. Purchases from suppliers of these components represented approximately 2% in 2021 (2020: 3%) of CRH’s cost of raw materials and goods for resale. In 2021, these products related to certain glazing products within our Building Envelope business. In this context we have identified a total of 3 suppliers from whom float glass with trace amounts of tin on the surface in the oxide form are purchased (“identified suppliers”).

Our Building Envelope products include architectural glass, storefront systems, custom engineered curtain and window wall, architectural glazing systems and related hardware. Float glass is used in the manufacture of some of our glazing products. We purchase this float glass from our suppliers, and it is made by floating molten glass on a bed of molten metal, typically tin. Trace amounts of tin remain on the surface of the float glass in the oxide form.

CRH is committed to responsibly sourcing all its products and raw materials and our objective is to ensure that our direct suppliers are not using 3TG minerals from sources that directly or indirectly finance or benefit armed groups in the Covered Countries.

We have continued to actively engage with our direct suppliers to put in place processes, procedures and systems to develop conflict-free supply chains for CRH. CRH uses the tools provided by the Responsible Minerals Initiative (RMI), an initiative of the Responsible Business Alliance (RBA) and the Global e-Sustainability Initiative (GeSI), to assist in the ongoing engagement with direct suppliers.

Section 2: Due diligence framework

In accordance with Rule 13p-1, CRH undertook due diligence measures to determine the source and chain of custody of 3TG in its products, as described in this Form SD, that are necessary to the functionality or production of the products. CRH designed its due diligence measures to be in conformity, in all material respects, with the internationally recognised due diligence framework as set forth in the Organisation for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) and the related supplements for gold and for tin, tantalum and tungsten.

Section 3: Due diligence measures undertaken

CRH’s due diligence measures for 2021 included the five steps listed below, consistent with the OECD Framework. Since our filing in respect of 2020:

•	We continued to maintain our internal management systems used across the Group, specifically the use of our cloud-based Sustainability Reporting Application, as set out in step 1 below;

•	We continued our inquiries to ensure we have appropriately identified and assessed the risk relating to the use of 3TG in the Group’s products as outlined in step 2 below;

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

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We continued to progress our reasonable country of origin inquiries. As part of our 2021 reporting, all 3 identified suppliers have provided details of their smelters and our procedures to assess our supplier responses and their smelter listings remain ongoing; and

•	We incorporated our recently acquired businesses into our inquiries and confirmed that no new high-risk businesses were identified as part of these inquiries.

Step 1: Establish company management systems

CRH previously introduced the following measures to establish management systems per step 1 of the OECD Framework:

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Established a cross-functional conflict minerals compliance team comprised of senior representatives from our Sustainability, Procurement and Finance functions to direct the overall efforts of the conflict minerals compliance programme;

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Established a Group policy which aims to prevent the use of minerals that directly or indirectly finance or benefit armed groups in the DRC or in adjoining countries. This policy is incorporated into our Supplier Code of Conduct (the “Code”) which is available on www.crh.com. The Code is communicated to all suppliers and states that we expect all suppliers to align and comply with Dodd-Frank’s conflict minerals reporting rules. We are constantly working on integrating the Code into all CRH sourcing materials such as purchase orders, contracts and e-tenders;

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Developed a grievance mechanism to report any policy violation via the confidential hotline service; we strongly encourage any potential ethical or legal misconduct or violations of the Code to be reported by either the relevant CRH business or the supplier using our ‘hotline’ facility;

•	Instituted a retention policy for conflict minerals programme documentation in accordance with current corporate retention practices;

•	Engaged with suppliers, informed them that CRH is subject to Section 1502 of the Dodd-Frank Act (Section 13(p) of the Exchange Act) and sent our enquiries to them in this regard;

•	Work remains ongoing to include provisions regarding products or components that contain conflict minerals in supply contract renewals and new contracts;

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Suppliers who provide products or components that contain conflict minerals are engaged in our surveys and continued discussions regarding the country of origin of these minerals. Further details on this process are set out in step 3 below;

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Developed specific roles for appropriate and specialised personnel within CRH Procurement with responsibility to further drive Corporate Social Responsibility (CSR) and sustainability practices into our procurement processes and systems which will enable greater transparency of information going forward;

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

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Implemented a bespoke conflict minerals questionnaire through our online Sustainability Reporting Application to carry out the annual Group-wide Supply Chain assessment to determine the use of conflict minerals within CRH; and

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Reviewed our Group Procurement Application to identify the actual spend with any identified suppliers. The identified list of suppliers is continuously reviewed and CRH Procurement actively engages with those identified suppliers.

Step 2: Identify and assess risks in the supply chain

Since our initial reporting year (2013), where we undertook a Group-wide Supply Chain assessment to determine the use of conflict minerals within CRH, we have continued to review our applicability assessment of the risk in relation to 3TG in our supply chain. Senior management in our divisions have considered the results of our original applicability assessment in the context of changes in the profile of their division’s products and supplier base since that assessment, resulting in the identification of a total of 3 identified suppliers of components which contain 3TG during the 2021 reporting year. During 2021 we engaged with the suppliers identified and are conducting country of origin inquiries as outlined in step 3 below.

Reporting Year	2020	2021
Total Identified Suppliers - Prior Reporting Year	25	3
Divested Businesses*	(22)	—

Total Identified Suppliers **	3	3

*	Our former Perimeter Protection and Shutters & Awnings businesses were included within our 2019 reporting. CRH divested of these businesses during 2019.
**	All identified suppliers in 2021 related to our Building Envelope business which was divested in April 2022.

Step 3: Design and implement a strategy to respond to identified risks

As described in Step 2 above, consistent with reporting year 2020, we expanded our inquiries beyond those initial suppliers judged to be high risk through an update review, whereby senior management in our divisions confirmed that the findings of our previous assessments remain appropriate. In addition, our implemented procedures, designed to confirm that no new high-risk businesses were identified in our recently acquired businesses, continue to be applied.

Our RCOI process includes the following steps to assess whether the necessary 3TG in our products originated from the Covered Countries:

•	In respect of our 2021 suppliers, we engaged with the 3 suppliers identified to gather the following information:

•	A completed Conflict Minerals Reporting Template (CMRT) developed by the RMI; and

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

•	Where available, details of the suppliers’ policies on conflict minerals as well as any other documentation regarding their management systems and due diligence processes on this matter

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All 3 suppliers have provided details of the smelters who supply their minerals through either user-defined declarations (2 suppliers) or company-wide declarations (1 supplier). As outlined in Section 4, we have assessed their responses, including the 53 unique smelters or refiners (SORs) provided, all of which were included on the CMRT Smelter Reference List and we continue to evaluate the reliability of their findings to determine which smelters may be traced to the 3TG used in components of our products. On this basis, we have not included an individual smelter listing.

•	Our RCOI work is ongoing in this regard:

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We have reviewed the RMI CMRT Smelter Reference List and policies received. We continue to develop specific completeness and consistency criteria in order to evaluate our suppliers’ most up to date responses for reliability;

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We continue to engage with suppliers to gather all outstanding information/clarifications and to narrow the list of smelters they identified in their responses to those who potentially source/process the 3TG minerals in the products sold to CRH and to probe any incomplete or inconsistent information in responses received; and

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Because of the many participants in the supply chain of these products, it is a time-consuming process to identify all such participants and to ascertain the smelters and country of origin of the minerals. CRH’s RCOI consists of inquiring of direct suppliers and encouraging them to engage with their supply chain to determine the source of the minerals.

The cross-functional conflict minerals team’s ongoing review of the nature and quality of supplier responses forms a key part of the process of responding to identified risks. Local management report to the team as required. Update meetings are held periodically during the process, communicating the results of the risk assessment process. Matters discussed include progress on response rates and procedures to evaluate the information received as well as actions to perform follow up inquiries.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

In accordance with Rule 13p-1 and the SEC’s current guidance, CRH is not required to obtain an independent private sector audit of this Conflict Minerals Report for Reporting Year 2021.

CRH does not directly purchase 3TG. Instead, these minerals are present in a small number of our products through the purchase of float glass with trace amounts of tin in oxide form on the surface.

CRH is a downstream consumer of necessary 3TG and is many steps removed from smelters and refiners who provide minerals and ores. CRH does not purchase raw minerals or ores, and does not, to the best of its knowledge, directly purchase from any of the Covered Countries. CRH does not perform or direct audits of smelters and refiners within the supply chain. As a result, CRH’s due diligence measures rely on assessments carried out by its suppliers and cross-industry initiatives such as the RMI led by the RBA and the GeSI to conduct smelter and refiner due diligence. Furthermore, we encourage our suppliers to conduct their own supplier audits in order to identify and monitor risks in their supply chains.

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

Our work to assess the reliability of supplier representations in this context is ongoing. Section 5 below sets out our ongoing efforts to mitigate risk in this regard.

Step 5: Report on supply chain due diligence

This report and the associated Form SD are available online at www.crh.com.

Section 4: Determination

As a downstream consumer of 3TG, CRH must rely on its direct suppliers to gather information about smelters and refiners in the supply chain. During 2021 CRH engaged with our Building Envelope business and its 3 identified suppliers of the products described above. Since our initial reporting for 2013, we have experienced improved engagement with our identified suppliers, and from assessments of supplier responses to date, we have observed enhanced understanding of the applicable due diligence requirements and progress in our suppliers’ own inquiries.

We have received information from all 3 suppliers (2 user-defined and 1 company-wide declaration), all of whom have provided details to us of their smelters and our work to evaluate this information remains ongoing. The suppliers provided a total of 53 unique smelters or refiners (SORs), all of which were included on the CMRT Smelter Reference List. Of these SORs, the RMI has classified 49 as “Conformant,” meaning that the SOR conforms with the RMI’s Responsible Minerals Assurance Process (RMAP) assessment protocols, 1 as “Active,” meaning that the SOR participates in the RMAP and has committed to undergo an RMAP assessment, and the remaining 3 are on the CMRT Smelter Reference List but their sourcing policies and practices have not yet been validated.

We lack sufficient assurance regarding the country of origin at this time and CRH is therefore unable to determine where the 3TG identified through certain supplier responses originated. Prior to the divestment of CRH’s Building Envelope business we continued to engage with our suppliers and section 5 below sets out our risk mitigation in this regard.

Section 5: Risk mitigation

Prior to the divestment of CRH’s Building Envelope business, CRH had undertaken the following steps to mitigate any risk that the necessary 3TG used in products within CRH’s Building Envelope business benefitted armed groups in the Covered Countries:

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Engagement with the identified suppliers within our Building Envelope business to encourage diligence and resolve in their efforts to identify smelter and country of origin. This included working with them individually to understand the challenges they face in concluding their inquiries and to narrow the list of smelters they identified to those who potentially source/process the 3TG minerals in the products sold to CRH;

•	Cross-functional engagement within CRH to build expertise in assessing the reliability of supplier responses and representations on traceability;

•	Work to include provisions regarding products or components that contain conflict minerals in supply contract renewals and new contracts;

•	Consideration where necessary of the engagement of additional external experts to perform inquiries/supplier audits to assess identified suppliers’ procedures; and

Conflict Minerals Report of CRH public limited company

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934

•	Enhanced supplier outreach through the Code and related communications in additional languages and onboarding of suppliers into our “Know Your Supplier” due diligence system.

Following the divestment of CRH’s Building Envelope business, none of CRH’s current product portfolio includes components containing 3TG. However, CRH remains committed to pursuing organizational policies that encourage the responsible sourcing of products and raw materials and will continue to engage with its direct suppliers with the goal of ensuring conflict-free supply chains.

Section 6: Independent audit

In accordance with Rule 13p-1 and the SEC’s current guidance, CRH is not required to obtain an independent private sector audit of this Conflict Minerals Report for Reporting Year 2021.

Forward-Looking Statements

In order to utilise the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.

This Conflict Minerals Report contains certain forward-looking statements with respect to the steps we intend to take to improve the quality of supplier responses in connection with our conflict minerals due diligence efforts. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “can”, “intends” or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Group’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. A number of factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control and which include, among other things: our ability to identify additional high-risk suppliers; whether our suppliers respond favourably to our efforts to increase engagement with regards to conflict minerals and our Code; and the feasibility of implementing our planned diligence measures in the next compliance period or at all.